CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated July 20, 2020, relating to the financial statements of New Africa Petroleum Corp, as of June 30, 2020 and to all references to our firm included in this Registration Statement.

/S BF Borgers CPA PC

BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

July 10, 2020